Exhibit 99.2

Contacts
Investors: Peggy Reilly Tharp, Caleres
(314) 854-4134, ptharp@caleres.com
Media: Kelly Malone, Caleres
(314) 854-4093, kmalone@caleres.com

Caleres Announces Tender Offer

ST. LOUIS—July 20, 2015—Caleres (NYSE: CAL)(caleres.com) announced today it has commenced a cash tender offer (the Tender Offer) for any and all of its $200 million aggregate principal amount of 7 1⁄8% Senior Notes due 2019 (CUSIP No. 115736AE0) (the Notes). The Tender Offer is being made pursuant to an Offer to Purchase dated July 20, 2015 (the Offer to Purchase), related Letter of Transmittal and Notice of Guaranteed Delivery. The Tender Offer will expire at 5:00 p.m., New York City time, on July 24, 2015, unless extended by Caleres in its sole discretion (the Expiration Time).

Holders of Notes who validly tender Notes at or prior to the Expiration Time, or who deliver to the depositary a properly completed and duly executed Notice of Guaranteed Delivery and subsequently deliver such Notes and which are accepted for purchase by Caleres, will receive the cash consideration of $1,039.50 per $1,000 principal amount of Notes (the Purchase Price). In addition to the Purchase Price, holders of Notes (including those tendered through the guaranteed delivery procedures), which are validly tendered and accepted for purchase, will also receive accrued and unpaid interest to, but not including, the settlement date for the Tender Offer, which we currently expect to be July 27, 2015.

The Tender Offer is subject to a number of conditions set forth in the Offer to Purchase, including receipt by Caleres of proceeds from a proposed debt securities offering, on terms satisfactory to Caleres, in an amount sufficient (together with cash on hand) to fund the purchase of validly tendered Notes accepted for purchase in the Tender Offer and to pay all fees and expenses associated with such financing and the Tender Offer, as more fully described in the Offer to Purchase. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. Caleres may amend, extend or terminate the Tender Offer, in its sole discretion. Tendered Notes may be withdrawn at any time at or prior to the Expiration Time.

Caleres has engaged BofA Merrill Lynch as dealer manager for the Tender Offer. Persons with questions regarding the terms and conditions of the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-3646. The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Tender Offer, by telephone at (866) 794-2200 (toll-free) or for banks and brokers, at (212) 430-3774 (banks and brokers only), at the following web address: http://www.gbsc-usa.com/Caleres/ or in writing at Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, NY 10006, Attention: Corporate Actions.

This press release does not constitute an offer to purchase the Notes. The Tender Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the Tender Offer; the completion of, and use of proceeds from, a new debt financing to finance the Tender Offer; and the timing of the closing of such transactions. Such statements are subject to various risks and uncertainties, which could cause actual results to differ materially, including general market conditions. The company’s reports to the Securities and Exchange Commission contain additional information relating to such factors. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Caleres

Caleres is a diverse portfolio of global brands, which fit people’s lives: Family, Healthy Living and Contemporary Fashion. Our products are available virtually everywhere - in the over 1,200 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Famous Footwear and Famous.com serve as our Family brands. Our Contemporary Fashion brands include Sam Edelman, Franco Sarto, Vince, Via Spiga, Diane von Furstenberg, Fergie Footwear and Carlos Santana. Naturalizer, Dr. Scholl’s, LifeStride, Bzees and Rykä represent our Healthy Living brands. Combined, these brands help make Caleres a company with both a legacy and a mission. Our legacy is our more than 130-years of craftsmanship, our passion for fit and our business savvy, while our mission is to continue to inspire people to feel good…feet first. Visit caleres.com to learn more about us.